Exhibit 2

THIS ASSIGNMENT AGREEMENT is effective as of the 6th day of August, 2010.

AMONG:

DESARROLLOS MINEROS SAN LUIS, S.A. de C.V., a corporation existing under the laws of Mexico (“DMSL”)

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GOLDCORP INC., a corporation incorporated under the laws of the Province of Ontario (“Goldcorp”)

WHEREAS, DMSL and Primero Mining Corp. (“Primero”) entered into a participation agreement dated the 6th day of August, 2010 (the “Participation Agreement”) providing DMSL with certain participation rights with respect to the common shares of Primero (the “Primero Shares”) held by DMSL;

AND WHEREAS, pursuant to Section 12 of the Participation Agreement, DMSL wishes to assign its rights under the Participation Agreement to Goldcorp;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and the mutual agreements in this Agreement, and of consideration the receipt and sufficiency of which are acknowledged by each party, the parties agree as follows:

1. Assignment DMSL hereby assigns all of its right, title and interest under the Participation Agreement to Goldcorp, free and clear of any and all liens, charges, encumbrances, mortgages and claims of others.

2. Assumption Goldcorp hereby agrees to assume all of DMSL’s rights and obligations under the Participation Agreement, and agrees to be bound by the provisions of the Participation Agreement.

3. Participation Agreement Except as provided herein, all of the terms and conditions of the Participation Agreement shall remain in full force and effect, unamended.

4. Laws This Agreement shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

5. Time of Essence Time shall be of the essence of this Agreement.

6. Counterparts This Agreement may be executed in counterparts and delivered in original or portable document format (.PDF) or by facsimile transmission (with executed originals to be delivered), each of which shall constitute an original and each of which taken together shall constitute one and the same instrument.

7. Enurement This Agreement shall enure to and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date above written.

DESARROLLOS MINEROS SAN LUIS, S.A. de C.V.

By:	“Federico Villaseñor B.”
	Name:	Federico Villaseñor B.
	Title:	Representative

By:	“Julieta Kuri”
	Name:	Julieta Kuri
	Title:	Representative

GOLDCORP INC.

By:	“Anna M. Tudela”
	Name:	Anna M. Tudela
	Title:	Vice President, Regulatory Affairs & Corporate Secretary